Exhibit 4.7

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of July 18, 2025, between Abacus Global Management, Inc. (“Abacus” or the “Company”), and U.S. Bank Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).  Except as otherwise set forth herein, all capitalized terms shall have the meanings ascribed to such terms in the Indenture.

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated November 10, 2023 (the “Base Indenture”), as supplemented by a First Supplemental Indenture to the Base Indenture dated as of November 10, 2023 (the “First Supplemental Indenture”), providing for the issuance of its 9.875% Fixed Rate Senior Notes due 2028 (the “Initial Notes”);

WHEREAS, on February 15, 2024, the Company issued an additional $25,000,000 aggregate principal amount of of  9.875% Fixed Rate Senior Notes due 2028 (together with the Initial Notes, the “Original Notes”;

WHEREAS, on December 2, 2024, the Company issued an additional $72,727,075 aggregate principal amount of 9.875% Fixed Rate Senior Notes due 2028 (the “Additional Notes,” and together with the Original Notes, the “Notes”), pursuant to a Second Supplemental Indenture, dated as of December 2, 2024, between the Company and the Trustee (together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

WHEREAS, there is an inconsistency as to the determination of the Regular Record Date with respect to the Notes, between the Indenture and that certain Prospectus, dated November 3, 2023 (the “Prospectus”), with respect to the Initial Notes;

WHEREAS, Section 9.1(14) of the Base Indenture provides that, without the consent of any Holders, the Company, at any time and from time to time, may enter into one or more supplemental indentures to conform the text of the Indenture or the Securities to the descriptions thereof contained in any registration statement of the Company to which the Indenture is filed as an exhibit and any applicable prospectus or prospectus supplement;

WHEREAS, the Company desires to conform the text of the Indenture and the Notes to the provision with respect to the determination of the Regular Record Date set forth in the Prospectus, and has requested that the Trustee join in the execution of this Third Supplemental Indenture for such purpose;

WHEREAS, there will thereafter be an inconsistency in the Indenture between the determination of the Regular Record Dates for the Global Notes held by DTC and any other Notes;

WHEREAS, Section 9.1(10) of the Base Indenture provides that, without the consent of any Holders, the Company, at any time and from time to time, may enter into one or more supplemental indentures to cure any ambiguity or to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision of the Indenture;

WHEREAS, the Company desires to amend the text of the Indenture to correct this inconsistency;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee the Officers’ Certificate and the Opinion of Counsel described in Section 9.3 of the Base Indenture; and

WHEREAS, pursuant to Section 9.1 of the Base Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, the Company and the Trustee, intending to be legally bound hereby, and for the equal and proportionate benefit of the holders of the Notes, agree as follows:

Article 1

TERMS OF THE NOTES

Section 1.01.  Terms of the Notes.  Section 1.1 (d) of the First Supplemental Indenture is hereby amended by deleting the following language:

“the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, shall be paid to the Person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 1, May 1, August 1 and November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.”

and inserting in its place the following language:

“the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, shall be paid to the Person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the Business Day preceding the applicable Interest Payment Date.”

Section 1.02.  Notes.  In addition, the outstanding Notes and the forms of Note included in the First Supplemental Indenture and the Second Supplemental Indenture shall be amended by deleting the following language from the first paragraph thereof:

“The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be the applicable February 1, May 1, August 1 and November 1, whether or not a Business Day, as the case may be, immediately preceding such Interest Payment Date.”

and inserting in its place the following language:

“The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be the Business Day preceding the applicable Interest Payment Date.”

Article 2

MISCELLANEOUS PROVISIONS

Section 2.01      Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery. Upon such effectiveness, the Indenture and the Notes shall be modified in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.02      Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.03      Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness, and none of the recitals contained herein are intended to or shall be construed as statements made or agreed to by the Trustee.

Section 2.04      Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.05      Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.06      Benefits of the Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 2.07      Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.08      Supplemental Indenture May Be Executed in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

ABACUS GLOBAL MANAGEMENT, INC.

By:	/s/ Jay Jackson
Name:	Jay Jackson
Title:	President and Chief Executive Officer

U.S. BANK TRUST COMPANY, N.A, as Trustee

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

 [Signature Page to Third Supplemental Indenture]